UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2021

cbdMD, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8845 Red Oak Blvd, Charlotte, NC 28217

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 445-3060

_______________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common	YCBD	NYSE American
8% Series A Cumulative Convertible Preferred Stock	YCBD PR A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2021 the Company entered into an Executive Employment Agreement with T. Ronan Kennedy pursuant to which Mr. Kennedy shall continue to serve as the Company’s Chief Financial Officer and Chief Operating Officer. Mr. Kennedy’s initial employment agreement with the Company effective October 1, 2020 was for an initial term of one year. The term of Mr. Kennedy’s Executive Employment Agreement is one year and may be renewed by us for additional one year terms upon 60 days prior notice to Mr. Kennedy. As compensation for his services, we agreed to pay him an annual base salary of $275,000, and he is entitled to received a performance bonus, payable in a combination of cash and awards of common stock, and the performance bonus will be based upon his relative achievement of annual performance goals established by our board of directors upon recommendation of the compensation committee, with input from senior executive management. Mr. Kennedy is also entitled to a discretion bonus and he is entitled to participate in all benefit programs we offer our employees, reimbursement for business expenses and four weeks of annual paid vacation.

As additional compensation on the effective date of the agreement we will grant him (i) a restricted stock award of an aggregate of 25,000 shares of our common stock vesting subject to continued employment on January 1, 2022, and (ii) five year stock options to purchase 75,000 shares of our common stock at an exercise price of $1.96 per share, vesting subject to continued employment on October 1, 2022.

The agreement may terminated for cause, upon his death or disability, or by us without cause. If we terminate the agreement for cause, or if it terminates upon Mr. Kennedy’s death, or if he voluntarily terminates the agreement, neither Mr. Kennedy nor his estate (as the case may be) is entitled to any severance or other benefits following the date of termination. If we should terminate the agreement without cause, we are obligated to continue to pay to Mr. Kennedy his base salary for the balance of the term of this agreement; provided that, in no event shall the remaining base salary to which he would be entitled to be for less than six months regardless of when the term ends. If at any time during the term, Mr. Kennedy’s employment with us is terminated by us not for cause within the lesser of the remaining term or one year after the Change of Control (as defined in the agreement) or in the 90 days prior to the Change of Control upon the request of the acquiror, we are obligated to him an amount equal to the greater of (i) 1.5 multiplied by his then base salary or (ii) all of his base salary remaining to be paid during the initial term, payable in a lump-sum payment on the termination date of his employment hereunder but not earlier than the closing of the Change of Control. The agreement also contains customary confidentiality, non-disclosure and indemnification provisions.

The description of the terms and conditions of the Executive Employment Agreement with Mr. Kennedy is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

		Incorporated by Reference			Filed or Furnished Herewith
No.	Exhibit Description	Form	Date Filed	Number

10.1	Executive Employment dated October 1, 2021				Filed

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: October 5, 2021	By:	/s/ Marty Sumichrast
Marty Sumichrast, co-Chief Executive Officer

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